Exhibit 99.1

PBF Energy Announces Expiration and Results of Cash Tender Offer by PBF Holding

for Any and All of its Outstanding 8.25% Senior Secured Notes due 2020

PARSIPPANY, N.J.—(BUSINESS WIRE)—May 26, 2017—PBF Energy Inc. (NYSE: PBF) today announced that the previously announced cash tender offer (the “offer”) by its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), to purchase any and all of the outstanding 8.25% Senior Secured Notes due 2020 (CUSIP: 69318FAB4) (the “Notes”) issued by PBF Holding and PBF Finance Corporation expired at 5:00 p.m., New York City time, on May 26, 2017 (the “Expiration Time”).

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the tender offer, $247,835,000 aggregate principal amount of the Notes were validly tendered on or before the Expiration Time and not validly withdrawn, which amount excludes $5,102,000 aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures.

PBF Holding expects to accept for payment all such Notes validly tendered and not validly withdrawn in the tender offer and expects to make payment for the Notes on May 30, 2017, subject to PBF Holding’s successful completion of its previously announced debt financing transaction. PBF Holding expects the payment for the Notes delivered in accordance with the guaranteed delivery procedures to be made on June 1, 2017.

The total consideration payable for each $1,000 principal amount of Notes validly tendered on or before the Expiration Time and accepted for payment is equal to $1,023.75. In addition to the total consideration, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the settlement date.

PBF Holding has called for redemption all the remaining Notes that are not purchased in the tender offer, in accordance with the redemption provisions of the indenture governing the Notes. The redemption date for the remaining outstanding Notes will be June 21, 2017.

PBF Holding has retained Citigroup Global Markets Inc. to serve as dealer manager for the tender offer. PBF Holding has retained Global Bondholder Services Corporation to serve as the depositary and the information agent for the tender offer. Requests for documents and questions about the tender offer may be directed to Global Bondholder Service Corporation by phone at (212) 430-3774 (for banks and brokers) or (866) 470-3900 or in writing at 65 Broadway – Suite 404, Attn: Corporate Actions, New York, New York 10006. Copies may also be obtained at http://www.gbsc-usa.com/PBF/.

The tender offer is subject to the satisfaction of certain conditions, including a financing condition. If any of the conditions are not satisfied, PBF Holding is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to applicable laws, and may terminate the tender offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer was made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture relating to the Notes.

Forward-Looking Statements

This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 44.1% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994